EXHIBIT 23.2

August 31, 2017

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated December 1, 2015, except Note 6 which is dated February 10, 2016, accompanying the audited financial statements of Airborne Wireless Network, as of August 31 2015, in the Form S-1 with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption “Experts” in the Form.

Very truly yours,

/s/ Kyle Tingle

Kyle L. Tingle

Kyle L. Tingle, CPA, LLC